Exhibit 99.2

                         COMPENSATION COMMITTEE CHARTER

         The Compensation Committee (the Committee) shall consist of not less than three, and not more than six independent, non-management directors. Members shall be appointed by the Company's Board of directors (the Board) upon the recommendation of the Company's Nominating Committee and may be removed singly or in multiples by a majority vote of the non-management directors. The Chair of the Nominating Committee shall be ex officio a member of the Compensation Committee, and the Chair of the Compensation Committee shall be ex officio a member of the Nominating Committee.

         The Committee shall carry out the Board's overall responsibility relating to compensation of senior executives of the Company and its subsidiaries and determine the overall compensation policies for all Company employees.

         The Committee shall have the following authority:
         1. To evaluate at least annually the chief executive officer's performance in light of the Company's goals and objectives under the business conditions prevailing during the year, and based on this evaluation and relevant competition in the market to set the chief executive officer's compensation, including annual salary, bonus, incentive and equity compensation;

         2. To review and approve annually the evaluation and compensation structure of the senior executive officers of the Company and its subsidiaries. In doing so the Committee shall evaluate the performance and fix the annual compensation, including salary, bonus, incentive and equity compensation, of such officers;

         3. To review and advise management on general levels of compensation, including annual salary, bonus, incentive and equity compensation, of other employees of the Company and its subsidiaries, and the policies used in establishing them;

         4. To review the Company's pension, incentive compensation, and stock option plans and to recommend needed or desirable changes in such plans to the Board, and when necessary to the Company's shareholders. In

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         administering such plans, the Committee shall exercise all the authority of the Board;

         5. To prepare and publish an annual executive compensation report in the Company's proxy statement; and

         6. To take any action necessary and proper to enable it to perform the above functions, including without limiting this authority, to obtain information from outside sources and to employ consultants and counsel with expert knowledge in these areas. The Committee's retention of consultants and the fees of such consultants shall be submitted for approval by the Board.

         The Committee shall report its actions and recommendations to the Board after each committee meeting and shall conduct and present to the Board an annual performance evaluation of the Committee and its members. Once each year, the Committee shall review the adequacy of this charter and recommend any proposed changes to the Board for its approval.








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